For Immediate Release
September 25, 2012

Contact:   Dana L. Stonestreet
                 President and Chief Operating Officer
                 Dana.Stonestreet@hometrustbanking.com
    828-350-3045

HomeTrust Bancshares Adopts Tax Benefits Preservation Plan

Asheville, North Carolina   HomeTrust Bancshares, Inc. (the “Company”)(NASDAQ: HTBI) announced today that its Board of Directors has adopted a Tax Benefits Preservation Plan (the “Plan”) designed to preserve substantial tax assets.  The Plan is similar to tax benefits preservation plans adopted by other public companies with significant tax attributes.  The Company’s tax attributes include net operating losses that could be utilized in certain circumstances to offset taxable income and reduce its federal income tax liability.  Although the Plan is now in effect, the Company intends to seek shareholder approval of the Plan at its first annual meeting of shareholders.

The Company’s ability to use its tax attributes would be substantially limited if an “ownership change” occurred, as defined under Section 382 of the Internal Revenue Code and its implementing regulations.  In general, an ownership change would occur if the Company’s “5-percent shareholders,” as defined under Section 382, collectively increase their ownership in the Company by more than 50 percentage points over a rolling three-year period.  Five-percent shareholders generally do not include certain institutional holders, such as mutual fund companies that hold the Company’s equity securities on behalf of several individual mutual funds where no single fund owns 5 percent or more of the Company’s equity securities.

As part of the Plan, the Company’s Board of Directors declared a dividend of one preferred stock purchase right for each outstanding share of Company common stock.  The rights will be distributable to shareholders of record as of October 9, 2012, as well as to holders of common stock issued after that date, but would only be activated if triggered under the Plan and will not trade separately from the Company’s common stock unless and until triggered.  The Company’s Board of Directors has the discretion to exempt certain purchases of Company securities from the provisions of the Plan.  The Plan generally may be terminated by the Company’s Board of Directors at any time prior to the rights being triggered and will be in effect for three years if not terminated sooner under the terms of the Plan.

The Plan is designed to reduce the likelihood that the Company will experience an ownership change by discouraging purchases that would increase the holdings of existing 5-percent shareholders or cause any person or group to become a 5-percent shareholder.  There is no guarantee, however, that the Plan will prevent the Company from experiencing an ownership change.

“The Plan is designed to safeguard valuable tax attributes by reducing the likelihood of a Section 382 ownership change,” said Dana L. Stonestreet, President and Chief Operating Officer of the Company.”  Mr. Stonestreet added: “We believe that the Plan is a critical component of our efforts to enhance shareholder value.”

The issuance of the rights will not affect the Company’s reported earnings per share and is not taxable to the Company or its shareholders.

Additional information about the Plan will be contained in a Current Report on Form 8-K and in a Registration Statement on Form 8-A that the Company will be filing with the Securities and Exchange Commission.

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About HomeTrust Bancshares, Inc.

On July 10, 2012, the Company became the holding company for HomeTrust Bank (the “Bank”) in connection with the completion of the Bank’s conversion from the mutual to the stock form of organization and the Company’s related initial public stock offering. The Bank, including its banking divisions – HomeTrust Bank, Tryon Federal Bank, Shelby Savings Bank, Home Savings Bank, Industrial Federal Bank, Cherryville Federal Bank and Rutherford County Bank, is a community-oriented financial institution with $1.7 billion in assets as of June 30, 2012.  The Bank offers traditional financial services within its local communities through its 20 full service offices in Western North Carolina, including the Asheville metropolitan area, and the “Piedmont” region of North Carolina. The Bank is the 10th largest bank headquartered in North Carolina.

Forward-Looking Statements

Statements in this press release that are not historical facts may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties that could cause actual results to differ materially from the results anticipated in such statements, including increased competitive pressures, changes in the interest rate environment, changes in general economic conditions and conditions within the securities markets, legislative and regulatory changes and other factors described from time to time in documents filed and furnished by the Company with the Securities and Exchange Commission.